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                                                                      EXHIBIT 5


SQUIRE, SANDERS & DEMPSEY
40 North Central Avenue, Suite 2700
Phoenix, Arizona 85004
Telephone: 602-528-4000
FAX: 602-253-8129


                              September 11, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                Re:     Zila, Inc.

Ladies and Gentlemen:

        We have acted as counsel to Zila, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-4 (the "Registration Statement") filed under the Securities Act of 1933 relating to the registration of 6,232,290 shares of its Common Stock, $.001 par value (the "Shares"), issuable in connection with the merger contemplated by the Merger Agreement dated August 8, 1996 (the "Merger Agreement") among the Company, Zila Merger Corporation and Bio-Dental Technologies Corporation.

        In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Certificate of Incorporation, as amended, and the Bylaws of the Company.

        Based upon the foregoing, we are of the opinion that:

        1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Delaware.

        2. The Shares, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                          SQUIRE, SANDERS & DEMPSEY